EXHIBIT 4.1

                           FORM OF PROMISSORY NOTE

   Principal ________________ U.S. Dollars           ______________, 2011

        FOR VALUE RECEIVED, First Mid-Illinois Bancshares, Inc., a Delaware corporation ("MAKER"), hereby promises to pay to the order of ___________, a _______________ ("LENDER"), at the address specified herein, or at such other place as Lender may direct by written notice to Maker, the principal amount of _______________, together with interest thereon at the rate of interest and in the manner set forth herein.

        1. BACKGROUND. Maker has previously accepted a subscription from Lender for $__________ stated value of its Series C 8% Non-Cumulative Perpetual Convertible Preferred Stock (the "PREFERRED STOCK"), pursuant to that certain Subscription Agreement for Shares of Preferred Stock, dated as of _______________, as amended (the "SUBSCRIPTION AGREEMENT"). Lender has not yet been issued the Preferred Stock subscribed for because of unanticipated delays in applying for and obtaining the approval of the Federal Reserve Board, which Lender must secure, along with certain other (a) individuals who are members of the Lumpkin family and (b) entities controlled by, and trusts created for the benefit of, individuals included in the Lumpkin family (collectively, the "LUMPKIN FAMILY"), of which Lender is a member. To avoid the members of the Lumpkin Family experiencing an economic disadvantage, the Company has approved and authorized, and Lender has agreed to, certain amendments to the Subscription Agreement resulting in the release to the Company of the funds escrowed by Lender for its subscribed shares of Preferred Stock and, in lieu thereof, the issuance by the Company of this Promissory Note (the "NOTE").

        2. LOAN. This Note represents the repayment obligation of Maker. Nothing contained herein or otherwise shall be construed to place Lender and Maker in a relationship of partners, joint venturers, principal and agent, or in any other relationship except that of lender and borrower.

        3. TERM; MATURITY. Maker shall repay the principal amount of the Note in full on the date that is 60 calendar days after the date hereof, or such later date if the term of the Note is extended pursuant to this Section 3 (the "MATURITY DATE"), together with any accrued and unpaid interest thereon. The members of the Board of Directors of the Company who are not members of the Lumpkin Family and who are not employed to act as a professional advisor to the Lumpkin Family, may, in their sole discretion, extend the Maturity Date of the Note for one or more additional 60 calendar day periods that will begin concurrently with the expiration of the then-current term; PROVIDED, HOWEVER, that if (a) the Federal Reserve Board rejects Lender's purchase of Preferred Stock and Lender cannot assign this Note pursuant to the terms of SECTION 9 of this Note (a "REJECTION") or (b) Maker and Lender jointly agree in writing, in their sole discretion, that it is more likely than not that Federal Reserve Board approval of Lender's purchase of Preferred Stock will not be received (an "AGREED ACTION"), then the Maturity Date shall be the next business day following such Rejection or Agreed Action. The date, if any, upon which any then current 60 calendar day term expires and a new 60 calendar day term commences is referred to as an "EXTENSION DATE." The time period from the date hereof to the Maturity Date is referred to as the "NOTE TERM."

        4. INTEREST. Interest shall accrue on the unpaid principal balance of the Note at a rate equal to 8.00% per annum until the principal amount is paid in full. The interest shall be payable on the 30th and 60th calendar day after the date hereof or after any applicable Extension Date during the Note Term.

        5. PREPAYMENT. If the Federal Reserve Board's review of the Lumpkin Family's Change in Bank Control Act of 1978 filing or other regulatory filings required by the Federal Reserve Board results in the Federal Reserve Board allowing Lender (or, pursuant to the terms of SECTION 9 of this Note, Lender's assignee) to purchase the shares of Preferred Stock Lender originally subscribed for, Lender or its assignee may require that the Company prepay the principal amount of this Note, plus any accrued but unpaid interest; PROVIDED Lender or its assignee may use such prepaid principal amount for the sole purpose of purchasing the shares of Preferred Stock subscribed for by Lender.

        6. METHOD OF PAYMENT. All payments of principal and interest hereunder shall be paid by Maker in United States Dollars by wire transfer of immediately available funds or in such other manner or at such other place as Lender shall direct.

        7. EVENTS OF DEFAULT. Each of the following constitutes an "EVENT OF DEFAULT" hereunder: If Maker becomes insolvent or generally fails to pay, or admits in writing Maker's inability to pay, debts as they become due; or Maker applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian for Maker or any property or assets of Maker, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Maker or for a substantial part of the property or assets of Maker and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of Maker and if such case or proceeding is not commenced by Maker it is consented to or acquiesced in by Maker or if such case or proceeding is not vacated, stayed or dismissed within 60 days of such commencement.

        8. REMEDIES UPON AN EVENT OF DEFAULT. If an Event of Default shall occur, then Lender may, at its option, exercise any one or more of the following rights and remedies:

             (a)  Lender may declare the entire unpaid amount of this







        Note to be immediately due and payable without presentment, demand, protest or notice of any kind, all of which Maker expressly waives;

             (b) Lender shall be entitled to all of the rights and remedies in accordance with, and as provided by, the terms of this Note; or

             (c) Lender may exercise from time to time any rights, powers and remedies available to it under all applicable laws or in equity.

   In addition, Lender shall be entitled to recover from Maker all costs and expenses, including reasonable attorneys' fees and disbursements and court costs, incurred in enforcing its rights hereunder. The rights and remedies of Lender stated herein are cumulative to and not exclusive of any rights or remedies otherwise available to Lender.

        9. ASSIGNABILITY. In order to facilitate Federal Reserve Board approval of the applications and notices submitted by members of the Lumpkin Family under the Change in Bank Control Act of 1978 with respect to their subscriptions for the Preferred Stock, and only for that purpose, Lender is permitted in its sole discretion to assign this Note in whole or in part to any individual who is a member of the Lumpkin Family, or to any corporation, partnership, limited partnership, limited liability company, or other entity controlled by, or any trust created for the benefit of, an individual who is included in the Lumpkin Family, provided such individual, entity or trust is an "Accredited Investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (a "NOTE ASSIGNMENT"); provided, that in connection with any Note Assignment, the assignee shall be required to accept the assignment of the Subscription Agreement to it, and Maker and Lender hereby agree to execute documentation necessary to consummate such assignment.

        10. AMENDMENT. Subject to Section 3 hereof, this Note may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of Maker and Lender. Any amendment or waiver consented to as provided in this Section 9 is binding upon Lender, each subsequent holder of this Note and upon Maker without regard to whether this Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between Maker and Lender nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of Lender. As used herein, the term "this Note" and references hereto shall mean this Promissory Note as it may from time to time be amended or supplemented.

        11. NOTICES. All notices, requests and other communications under this Note shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date of receipt by the party to whom notice is to be given if transmitted to such party by telefax, provided a copy if mailed as set forth below on date of transmission, or on the third day after mailing if mailed to the party to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

        If to Maker, to:    First Mid-Illinois Bancshares, Inc.
                            Attn:  William S. Rowland
                            1515 Charleston Avenue
                            Mattoon, Illinois 61938

        If to Lender, to:   ________________
                            ________________
                            ________________

        12.  MISCELLANEOUS.

             (a) This Note shall in all respects be governed by and construed in accordance with the laws of the State of Delaware.

             (b) The undersigned hereby irrevocably consents to the jurisdiction and venue of the courts of the State of Delaware with respect to any and all actions related to this Note or the enforcement of this Note and hereby irrevocably waives any and all objections thereto.

             (c) Lender shall not (by act, delay, omission or otherwise) be deemed to have waived any of its rights or remedies hereunder, or any provision hereof, unless such waiver is in writing signed by Lender, and any such waiver shall be effective only to the extent specifically set forth therein. A waiver by Lender of any right or remedy under this Note on any one occasion shall not be construed as a bar to or waiver of any such right or remedy which Lender would otherwise have had on any future occasion.

             (d) Wherever possible, each provision of this Note which has been prohibited by or held invalid under applicable law shall be ineffective to the extent of such prohibition or invalidity, but such prohibition or invalidity shall not invalidate the remainder of such provision or the remaining provisions of this Note.

             (e) Wherever in this Note reference is made to Maker or Lender, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns, legatees, heirs, executors, administrators and legal representatives, as applicable, and, in the case or Lender, any future holder of this Note, in any case as permitted by this Note. Subject to Section 10, the provisions of this Note shall be binding upon and shall inure to the benefit of such successors, assigns, holders, legatees, heirs, executors, administrators and legal representatives, as applicable.

                          [Signature Page Follows]







        IN WITNESS WHEREOF, Maker has executed, acknowledged, sealed and delivered this Note as of the day and year first above written.

                                      FIRST MID-ILLINOIS BANCSHARES, INC.



                                      By:       ________________________
                                      Name:     ________________________
                                      Title:    ________________________

   Acknowledged:

   [To be executed by the following
   Individual Subscribers:
   Benjamin I. Lumpkin, Elizabeth L.
   Celio, Christina S. Duncan, Margaret
   K. Partridge-Hicks, Katherine S. Keon
   Susan K. DeWyngaert, Pamela R. Keon
   and Joseph J. Keon]


   -------------------------------------
   Name: _______________________________

   [To be executed by the following
   Entity Subscribers:
   Lumpkin Family Foundation, Mary Lee
   Sparks 1970 Trust, Anne S. Whitten Net
   Income with Makeup Charitable Remainder
   Unitrust, Barbara S. Federico Charitable
   Remainder Unitrust, Christina S. Duncan
   Charitable Remainder Unitrust, John W.
   Sparks Charitable Remainder Unitrust
   and Margaret L. Keon 1970 Trust]



        By: __________________
        Name: ________________
        Title: _______________